Exhibit 99.1

Media contact:               Charles Keller
                             612-678-7786
                             charles.r.keller@ampf.com

Stockholder contact:         Chris Moran
                             617-218-3864
                             christopher.m.moran@ampf.com

                      SELIGMAN SELECT MUNICIPAL FUND, INC.
                  DECLARES JANUARY INCOME DIVIDEND DISTRIBUTION

NEW YORK, January 6, 2009 - Directors of Seligman Select Municipal Fund, Inc. ("Select Municipal"; NYSE: SEL) today declared an income dividend of $0.036 per common share. The dividend will be payable January 23, 2009 to stockholders of record on January 16, 2009. Common shares of Select Municipal will be offered "ex-dividend" on January 14, 2009.

Effective November 7, 2008, Select Municipal is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, Select Municipal was managed by J. & W. Seligman & Co. Incorporated. RiverSource Fund Distributors, Inc. (formerly known as Seligman Advisors, Inc.) is the principal underwriter of the RiverSource family of funds, which includes Select Municipal

RiverSource Investments, LLC, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is also the investment manager of the other funds in the Seligman Group of Funds, and is wholly owned subsidiary of Ameriprise Financial, Inc. Ameriprise Financial, Inc. is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for the Seligman Group of Funds, RiverSource manages investments for the RiverSource funds, itself and its affiliates. For institutional clients, RiverSource and its affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products.

The net asset value of shares of Seligman Municipal may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Select Municipal is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the fund.

Fixed-income securities owned by Select Municipal are subject to interest-rate risk, credit risk, repayment risk, and market risk. To the extent that Select Municipal concentrates its investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general. There is no guarantee that Select Municipal's investment goals/objectives will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of Select Municipal carefully before investing. You can obtain Select Municipal's most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR database. You should read these reports and other filings carefully before investing.